Exhibit 10.1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

FORM OF CONVERTIBLE PROMISSORY NOTE

Principal Amount: $	Dated:

FOR VALUE RECEIVED, the undersigned, OS Therapies LLC, a Delaware limited liability company (the “Company”), beginning on the date set forth above, promises to pay to ____________________ (the “Holder”) the principal sum of $____________________ (the “Principal Amount”), together with all accrued interest as set forth below, in accordance with the terms of this Convertible Promissory Note (this “Note”). All amounts payable under this Note shall be payable at the address of the Holder on the Company’s records or via electronic deposit or wire transfer to an account designated by the Holder, unless otherwise specified by the Holder in writing to the Company. This Note is issued as part of a series of similar notes (collectively, the “Notes”) to be issued pursuant to the terms of that certain Convertible Note Purchase Agreement of even date herewith (the “Agreement”), to the persons listed on the Schedule of Purchasers to the Agreement (collectively, the “Holders”). Capitalized terms used but not defined in this Note will have the meaning given such terms in the Agreement.

1.	Annual Payments of Interest. The unpaid Principal Amount of this Note will bear simple interest at the rate of ten percent (10.00%) per annum (the “Interest Rate”). Interest will commence on the Closing Date and will continue on the outstanding Principal Amount until paid in full or converted. Interest will be computed on the basis of a year of 365 days for the actual number of days elapsed. The Company will make three consecutive annual payments of all accrued and outstanding interest during the term of this Note, with the first such payment being due and payable on the first anniversary of the Closing Date. For each such payment of interest, the Company shall have a ten (10) day grace period in which to make such payment.

2.	Payment of Principal. Unless this Note is earlier converted or prepaid pursuant to the terms of this Note, the entire outstanding balance due and payable under this Note, including the Principal Amount and any accrued but unpaid interest, will be due and payable by the Company to the Holder in full on the third (3rd) anniversary of the Closing Date, unless sooner paid (the “Maturity Date”). This Note may be prepaid by the Company in whole or in part with at least thirty (30) days’ prior written notice to the Holder, during which 30-day period the Holder shall have the right to convert this Note or accept the Company’s prepayment request. Any prepayment of this Note shall be without any penalty or premium. Upon payment in full of all amounts payable hereunder, this Note shall be surrendered to the Company for cancellation.

3.	Conversion.

A.	In the event that the Company raises aggregate additional cash proceeds of at least Five Million Dollars ($5,000,000.00) (the “Requisite Proceeds”) through the sale of the Company’s Class B Units of the Company (“Class B Units”), in one or more bona fide equity or debt financings, excluding the sale or conversion of Notes under the Agreement (collectively, a “Qualified Financing”), on or before the Maturity Date of this Note (the “Financing Period”), the outstanding Principal Amount due on this Note shall automatically and without any action on the part of the Holder be converted (a “Mandatory Conversion”) into fully paid and nonassessable units of the Company’s Class B Units sold in such Qualified Financing at twelve and one-half percent (12.5%) (the “Price Discount”) of the per Class B Unit Conversion Price described in subsection (c) below (the “Mandatory Conversion Price”). The Company, at its option, may pay any and all accrued but unpaid interest and other charges under this Note upon a Mandatory Conversion in cash or by the issuance of additional Class B Units at the rate of the applicable Mandatory Conversion Price.

B.	If a Qualified Financing has not occurred prior to the expiration of the Financing Period, or if the Holder receives written notice from the Company of a proposed prepayment of this Note, the Holder may, in its discretion, convert the Principal Amount of this Note into Class B Units of the Company at the then applicable Conversion Price, after application of the Price Discount, at least five (5) days prior to the Maturity Date or the prepayment, as applicable (a “Voluntary Conversion”). The Company, at its option, may pay any and all accrued interest and other charges under this Note upon a Voluntary Conversion in cash or by the issuance of Class B Units at the rate of the applicable Conversion Price after application of the Price Discount. Any election by the Holder to undertake a Voluntary Conversion shall be made in writing and delivered to the Company at least five (5) days prior to the applicable Maturity Date or proposed prepayment date.

C.	As used herein, the term “Conversion Price” shall mean (i) as to a Mandatory Conversion, the price per Class B Unit issued pursuant to a Qualified Financing, and (ii) in the event of a Voluntary Conversion, a price per Class B Unit equal to the higher of (A) the fair market value of the Class B Units as determined in good faith by the Company’s Board of Managers, and (B) the quotient of ____________________ dollars ($____________________)[1], divided by the aggregate number of outstanding Units as of the Conversion Date (assuming full conversion or exercise of all convertible and exercisable securities then outstanding other than this Note). For the avoidance of doubt, both a Mandatory Conversion and a Voluntary Conversion apply the Price Discount to the Conversion Price that would otherwise apply.

[1]	To range from $5,000,000 to $25,000,000 based on principal amount of note.

D.	If a Qualified Financing has not occurred and the Company elects to consummate a sale of all or substantially all of the assets or majority voting control of the Company prior to the Maturity Date (a “Change of Control”), then upon the closing of such transaction, any Note that has not been converted, at the election of the Holder, will become, in full satisfaction of all debts and obligations thereunder: (i) payable in full in the amount of the outstanding principal, accrued interest and other charges thereunder; or (ii) redeemable for a payment equal to the amount such Holder would have received had the Note converted immediately prior to the transaction into Class B Units under a Voluntary Conversion (with the fair market value of the Class B Units being the per unit price paid in the transaction and the applicable Price Discount then applied), to be paid in the same form of consideration (i.e., cash and/or securities) received by the other members in said Change of Control transaction.

E.	The Holder shall receive upon any such conversion of this Note a number of Class B Units equal to the quotient (rounded to the nearest whole unit, with one- half being rounded down) of (y) the then outstanding Principal Amount under this Note, and any outstanding interest and other charges not otherwise paid in cash, divided by (z) the Conversion Price after application of the Price Discount. In conjunction with such conversion, the Holder shall execute such documents and instruments as may be requested by the Company to evidence the conversion. For the sake of clarity, in the event that the Company does not raise the Requisite Proceeds during the Financing Period and if the Holder does not exercise a Voluntary Conversion hereunder, all unpaid principal, interest and other amounts shall be and remain payable hereunder. The effective date of a Mandatory Conversion or the date that the Company receives the Purchaser’s written exercise of a Voluntary Conversion is referred to herein as the “Conversion Date.”

F.	The Company shall give notice to the Holder of the Conversion Date. Upon receipt of such notice, Holder shall surrender this Note, duly endorsed, at the principal office of the Company. Effective as of the Conversion Date, the Note shall be null and void and of no further force or effect. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to Holder a certificate or certificates for the number of Class B Units to which Purchaser shall be entitled upon such conversion.

G.	No fractional units shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional unit to Holder upon any Conversion of this Note, the Company shall pay to Holder an amount in cash equal to the product obtained by multiplying the Conversion Price by the fraction of a unit otherwise issuable.

4.	Event of Default. The occurrence of any one or more of the following events shall constitute an “Event Of Default” under this Note: (a) The failure of the Company to make any payment required pursuant to the terms of this Note; (b) the filing of a petition under any provision of the bankruptcy code by or against Company that is not dismissed within 120 days thereafter; (c) any judicial assignment by Company for the benefit of creditors; (d) a sale of all or substantially all of the assets of the Company to an unrelated third party; (e) in the event of a sale, issuance, or transfer more than 75% of the Company’s issued and outstanding stock; or (f) the Company’s dissolution. The Holder must provide notice to the Company of such Event of Default. Upon notice by the Holder to Company of any Event of Default, the Company may cure such Event of Default within 15 days.

5.	Default Rate. Upon the occurrence of an Event of Default which is uncured, interest accruing on the outstanding Principal Amount then due will increase to 15.00% per annum (the “Default Rate”) until the Event of Default is cured. Upon cure of such Event of Default by the Company, the Default Rate will no longer apply and the standard Interest Rate set forth in Section 1 will apply to the outstanding Principal Amount.

6.	Presentation. Presentation, demand, protest, notices of dishonor and protest, and all defenses and pleas on the ground of any extension or extensions of time of payment or of the due dates of this Note, in whole or in part before or after maturity, with or without notice, are hereby waived by Company.

7.	Waiver. The Holder will not by any act or omission be deemed to waive any of rights or remedies hereunder at law or in equity or provided by statute, unless such waiver be in writing, signed by the Holder, and then only to the extent specifically set forth therein. A waiver of one event will not be construed as a continuing waiver or as a bar to, or waiver of, such right or remedy upon a subsequent event.

8.	Miscellaneous.

A.	This Note will be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles. The undersigned submit to the exclusive jurisdiction of the Circuit Court for Fairfax County, Virginia, or the United States District Court for the Eastern District of Virginia, Alexandria Division (the “Virginia Forum”), as applicable, in connection with any dispute, claim, case, controversy or matter arising out of or relating to this Note, to the exclusion of the courts of any state, territory or country other than the Virginia Forum. THE COMPANY AND THE HOLDER VOLUNTARILY AND KNOWINGLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREIN.

B.	Each provision of this Note is severable and each valid and enforceable provision of this Note will remain in full force and effect, regardless of any judicial or other determination that renders certain provisions invalid or unenforceable.

C.	Any notice required or permitted under this Note will be given in accordance with the notice terms in the Agreement.

D.	This Note may not be modified or amended, in whole or in part, except by a writing executed by the Company and the Holder.

E.	This Note may not be assigned by either party without the prior written consent of the Company and the Holder. This Note will be binding upon the respective successors, administrators, executors, representatives and any permitted assigns.

F.	The Holder acknowledges and agrees that he/she/it has reviewed this Note in its entirety, has had an opportunity to obtain the advice of legal counsel prior to executing and transferring the Principal Amount to the Company, and fully understand all provisions of this Note.

G.	In the event of an Event of Default, the Company shall be liable for payment of all reasonable costs and expenses (including without limitation reasonable attorneys’ fees) incurred by Holder in connection with collection of the amounts owed hereunder.

H.	This Note may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. This Note may be delivered by electronic transmission (i.e. PDF or facsimile), and such electronic transmission will be deemed a valid counterpart to this Note.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Company has signed and sealed this Note effective as of the Closing Date.

OS THERAPIES LLC

By:			(Seal)
	Name:	Paul Romness
	Title:	Chief Executive Officer

Accepted and Agreed:

Holder:

Holder Signature:	(Seal)
Printed Name:

[Signature Page to Convertible Promissory Note]